UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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CARBONITE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 15, 2014

Dear Fellow Stockholders:

I am pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Carbonite, Inc. to be held on Monday, June 2, 2014 at 9:00 a.m. Eastern Time at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the 2014 Annual Meeting, I hope that you will vote as soon as possible. You may vote over the internet, by telephone, or in person at our Annual Meeting or, if you receive your proxy materials by U.S. mail, you may also vote by mailing a proxy card.

Thank you for your ongoing support of and continued interest in Carbonite, Inc. We look forward to seeing you at our Annual Meeting.

Sincerely,

David Friend

Chairman, President, and Chief Executive Officer

CARBONITE, INC.

177 Huntington Avenue

Boston, Massachusetts 02115

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2014

Notice is hereby given that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Carbonite, Inc., a Delaware corporation (the “Company”), will be held at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, on Monday, June 2, 2014, at 9:00 a.m. Eastern Time for the following purposes:

1. To elect three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected and qualified;

2. To ratify the selection by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014;

3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying materials; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on Friday, April 11, 2014 (the “Record Date”) are entitled to receive this notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments of such meeting.

We have elected to use the internet as our primary means of providing our proxy materials to stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. On or about April 17, 2014, we will mail to stockholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions for voting via the internet and for accessing our proxy materials, which include our Proxy Statement and our 2013 annual report to stockholders (the “Annual Report”). The Notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of our proxy materials.

The Notice also provides the date, time, and location of the Annual Meeting; the matters to be acted upon at the Annual Meeting and the recommendation of our Board of Directors with regard to each such matter; a toll-free number, an email address, and a website where stockholders can request a paper or email copy of our proxy materials and a form of proxy relating to the Annual Meeting; information on how to electronically access the form of proxy; and information on how to attend the Annual Meeting and vote in person.

By Order of the Board of Directors,

Danielle Sheer

General Counsel, Vice President, and Secretary

April 15, 2014

CARBONITE, INC.

177 Huntington Avenue

Boston, Massachusetts 02115

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2014

The Board of Directors of Carbonite, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 2, 2014, at 9:00 a.m. Eastern Time and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at Foley & Lardner LLP, 111 Huntington Avenue, Boston, Massachusetts 02199. We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 17, 2014, to stockholders of record as of April 11, 2014 (the “Record Date”). The only voting securities of Carbonite are shares of common stock, par value $0.01 per share (the “Common Stock”). There were 26,692,504 shares of Common Stock outstanding as of the Record Date. We need the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Carbonite, Inc. as the “Company,” “Carbonite,” “we,” or “us” and the Board of Directors as the “Board.” When we refer to Carbonite’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2013, which contains consolidated financial statements for the 2013 fiscal year, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also posted on our website at http://investor.carbonite.com/sec.cfm.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date (April 11, 2014) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 26,692,504 shares of Common Stock issued and outstanding, and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with Carbonite’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent as to how to vote the shares of Common Stock in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected and qualified;

•

the ratification of the selection by the Audit Committee of our Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014; and

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of the director, you may either vote “For” the nominee or you may “Withhold” your vote for the nominee. For the ratification of the selection of the Company’s independent auditors and the advisory vote on named executive officer compensation, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by mail by using the accompanying proxy card if you receive your proxy materials by U.S. mail, over the internet, or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy over the internet or by telephone, follow the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials.

•

If you requested printed copies of the proxy materials by mail, you may vote by mail by using the accompanying proxy card by completing, signing, and dating the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. To ensure that your vote is counted, follow the directions set forth on the voting instruction card and voting instructions that you receive. To vote in person at the Annual Meeting, you must obtain a valid proxy card from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy card.

Who counts the votes?

Broadridge Financial Services, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter.

With respect to Proposal One, the election of the directors, the three nominees receiving the highest number of votes will be elected.

With respect to Proposal Two and Proposal Three, the affirmative vote of the holders of a majority in voting power of the shares of Common Stock that are present in person or by proxy and entitled to vote on each proposal is required for approval.

If your shares are held by a broker, bank, or other agent (that is, in “street name”) and you do not instruct the broker, bank, or other agent as to how to vote these shares on Proposals One or Three, the broker, bank, or other agent may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. With respect to Proposal Two, the broker, bank, or other agent may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your broker, bank, or other agent so that your vote can be counted.

If stockholders abstain from voting, including brokers, banks, or other agents holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal One, because approval of a percentage of shares present or outstanding is not required for this proposal. With respect to Proposals Two and Three, abstentions will have the same effect as an “Against” vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request proxy materials by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via internet or telephone?

You may vote by proxy via the internet or by telephone by following the instructions provided on the proxy card or in the Notice of Internet Availability of Proxy Materials. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 1, 2014. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “For” the approval, on an advisory basis, of named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed proxy materials and proxy materials available over the internet, our directors, officers, and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares that you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards or Notice of Internet Availability of Proxy Materials that you receive.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to Carbonite’s Secretary at 177 Huntington Avenue, Boston, Massachusetts 02115.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other agent, you should follow the instructions provided by such broker, bank, or other agent.

When are stockholder proposals due for next year’s Annual Meeting?

If you are interested in submitting a proposal or information about a proposed director candidate for inclusion in the proxy statement for our 2015 annual meeting, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy statement, we must receive your stockholder proposal or information about your proposed director candidate at the address noted below no later than December 16, 2014.

If you wish to present a proposal or a proposed director candidate at our 2015 annual meeting, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must also give written notice to Carbonite’s Secretary at the address noted below. We must receive this required notice by March 4, 2015, but no sooner than February 2, 2015. However, if the 2015 annual meeting is held before May 3, 2015 or after August 11, 2015, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2015 annual meeting and no later than the close of business on the later of (1) the 70th day prior to the 2015 annual meeting and (2) the 10th day following the date on which public disclosure of the date of the 2015 annual meeting was made. You are also advised to review our By-Laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Any proposals, notices, or information about proposed director candidates should be sent to Carbonite’s Secretary at 177 Huntington Avenue, Boston, Massachusetts 02115.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of Common Stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 26,692,504 shares of Common Stock outstanding and entitled to vote. Accordingly, 13,346,253 shares of Common Stock must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting and present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day on which the final results are available.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on the Board (including a vacancy created by an increase in the size of the Board) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (other than a vacancy created by an increase in the size of the Board) shall serve for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the Board shall serve until the next annual meeting of stockholders where the class of directors to which such director is assigned by the Board is to be elected by stockholders and until such director’s successor is elected and qualified.

The Board currently consists of seven directors, divided into the three following classes:

•	Class I director: Pravin Vazirani and Timothy Clifford, whose current terms will expire at the annual meeting of stockholders to be held in 2015;

•	Class II directors: Charles Kane and Stephen Munford, whose current terms will expire at the annual meeting of stockholders to be held in 2016; and

•	Class III directors: David Friend, Jeffry Flowers, and Todd Krasnow, whose current terms will expire at the Annual Meeting.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Messrs. Friend, Flowers, and Krasnow have been nominated by our Board to serve as Class III directors and have each elected to stand for reelection. Each director elected at the Annual Meeting will hold office from the date of his election by the stockholders until the third subsequent annual meeting of stockholders and until his successor is elected and has been qualified, or until his earlier death, resignation, or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Messrs. Friend, Flowers, and Krasnow. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors, information with respect to their ages and positions/offices held with the Company.

Name	Age	Position
David Friend	66	Chief Executive Officer, President, and Chairman of the Board
Timothy Clifford (1)	58	Director
Jeffry Flowers	60	Director
Charles Kane (1)(3)	56	Director
Todd Krasnow (1)(2)	56	Director (Lead Independent Director)
Stephen Munford	48	Director
Pravin Vazirani (2)(3)	42	Director

(1)	Member of Audit Committee of the Board.
(2)	Member of Compensation Committee of the Board.
(3)	Member of Nominating and Corporate Governance Committee of the Board.

Set forth below is biographical information for each of the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

David Friend has served as our chief executive officer and as a member of our Board since he co-founded our company with Mr. Flowers in February 2005. Mr. Friend also served as our president from February 2005 to September 2007 and again since August 2010. Prior to starting our company, Mr. Friend co-founded with Mr. Flowers and served as chief executive officer and president of Sonexis, Inc., a software company providing audio-conferencing services, from March 1999 through March 2002 and served as a director of Sonexis from March 1999 through August 2004. From June 1995 through December 1999, Mr. Friend co-founded with Mr. Flowers and served as chief executive officer and as a director of FaxNet Corporation, a supplier of messaging services to the telecommunications industry. Prior to that time, Mr. Friend co-founded Pilot Software, Inc., a software company, with Mr. Flowers. Previously, Mr. Friend founded Computer Pictures Corporation, a software company whose products applied computer graphics to business data, and served as president of ARP Instruments, Inc., an audio hardware manufacturer. Mr. Friend served as a director of GEAC Computer Corporation Ltd., a publicly-traded enterprise software company, from October 2001 to October 2006, and currently serves as a director of CyraCom International, Inc., Marketplace Technologies, Inc., DealDash Oyj, and SageCloud, Inc. Mr. Friend holds a B.S. in Engineering from Yale University. We believe that Mr. Friend is qualified to serve on our Board based on his historic knowledge of our company as one of its founders, the continuity he provides on our Board, his strategic vision for our company and his background in internet and software companies.

Jeffry Flowers has served as a member of our Board since he co-founded our company with Mr. Friend in February 2005. Since May 2012, Mr. Flowers has served as the chief executive officer, president, and chairman of the board of directors of SageCloud, Inc., a provider of enterprise storage products. Previously, Mr. Flowers served as our technical advisor from April 2012 to August 2012, as our chief architect from April 2011 to April 2012, and as our chief technology officer from February 2005 to March 2011. Mr. Flowers co-founded with Mr. Friend and served as chief technical officer of Sonexis, Inc., a software company providing audio-conferencing services, from March 1999 through March 2002 and served as a director of Sonexis from March 1999 through August 2004. Prior to that time, Mr. Flowers co-founded with Mr. Friend and served as chief technology officer and as a director of FaxNet Corporation, a supplier of messaging services to the telecommunications industry, and co-founded Pilot Software, Inc., a software company, with Mr. Friend. Mr. Flowers served as VP of Development at ON Technology Corporation, a publicly-traded software vendor, from June 1994 through February 1996. Mr. Flowers holds an M.S. and a B.S. in Information and Computer Science from Georgia Institute of Technology. We believe that Mr. Flowers is qualified to serve on our Board based on his historic knowledge of our company as one of its founders, the continuity he provides on our Board, his strategic vision for our technology, and his background in internet and software companies.

Todd Krasnow has served on our Board since September 2005 and as our lead independent director since April 2011. Mr. Krasnow has served as the president of Cobbs Capital, Inc., a private consulting company, since January 2005, and as marketing domain expert with Highland Consumer Fund, a venture capital firm, since June 2007. Previously, Mr. Krasnow was the chairman of Zoots, Inc., a dry cleaning company, from June 2003 to January 2008 and chief executive officer of Zoots, Inc. from February 1998 to June 2003. He served as the executive vice president of sales and marketing of Staples, Inc. from May 1993 to January 1998 and in other sales and marketing positions for Staples, Inc. from March 1986 to May 1993. Mr. Krasnow is a director of Tile Shop Holdings, Inc., a publicly-traded retailer of tile and stone, and is chairman of the Tile Shop Holdings’ compensation and nominating and corporate governance committees. Mr. Krasnow is also a director of OnForce, Inc., an online marketplace that enables enterprises to hire information technology service professionals, and a member of the advisory boards of C&S Wholesale Grocers, Inc. and Kids II, Inc., a manufacturer of children’s products. Mr. Krasnow holds an M.B.A. from the Harvard University Graduate School of Business and an A.B. in Chemistry from Cornell University. We believe that Mr. Krasnow is qualified to serve on our Board due to his operating and management experience, his expertise in sales and marketing, and the continuity he provides on our Board.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Timothy Clifford has served on our Board since November 2013. From August 2010 to September 2013, Mr. Clifford served as co-president, national accounts, and president, benefits and talent management services, at Automatic Data Processing, Inc., a human capital management software and services provider. Previously, from February 1999 to August 2010, Mr. Clifford served as president and chief executive officer of Workscape, Inc., a human capital management software and services company. Prior to that time, Mr. Clifford served as president of HealthPlan Services’ small employer division and as chief executive officer and president of Consolidated Group Inc., one of the leading third party administrators for small employers’ benefits programs. Mr. Clifford holds a B.S. in Liberal Arts from Northeastern University. We believe that Mr. Clifford is qualified to serve on our Board due to his experience as an executive in the technology-enabled business processing industry.

Pravin Vazirani has served on our Board since April 2007. Since August 2005, Mr. Vazirani has been a managing director of Menlo Ventures, a venture capital firm focused on technology investments. Affiliates of Menlo Ventures beneficially own more than 5% of our Common Stock. Previously, Mr. Vazirani served as an engineer for Pacific Communication Sciences, Inc., as a product manager for ADC Telecommunications and as an engineer for Jet Propulsion Laboratory. Mr. Vazirani is also a member of the board of directors of Glympse, Inc., Lumosity, Inc., Nexenta Systems, Inc., Poshmark, Inc., and Sepaton, Inc. Mr. Vazirani holds an M.B.A. from the Harvard University Graduate School of Business and a B.S. and a M.S. in Electrical Engineering from the Massachusetts Institute of Technology. We believe that Mr. Vazirani is qualified to serve on our Board due to his experience with the venture capital industry and a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Director Continuing in Office Until the 2016 Annual Meeting of Stockholders

Charles Kane has served on our Board since July 2011. Since November 2006, Mr. Kane has served as a director of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he also served as president and chief operating officer from March 2008 to July 2009. From July 2007 to March 2008, Mr. Kane served as executive vice president and chief administrative officer of Global BPO Services Corp., a special purpose acquisition corporation, and from August 2007 to March 2008, as chief financial officer of Global BPO. Prior to that time, he served as chief financial officer of RSA Security Inc., a provider of e-security solutions, from May 2006 to October 2006. From July 2003 to May 2006, Mr. Kane served as chief financial officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Earlier in his career, Mr. Kane served as president and chief executive officer of Corechange, Inc., an enterprise software company, and as chief financial officer of Informix Software, Inc., a provider of database management systems. Mr. Kane also held financial positions with Stratus Computer, Inc., Prime Computer Inc., and Deloitte & Touche LLP. Since November 2006, Mr. Kane has served as a member of the board of directors and as chairman of audit committee of Progress Software Corp., a publicly-traded provider of infrastructure software, since May 2010, he has served as a member of the board of directors and as chairman of the audit committee of Demandware, Inc., a provider of e-commerce solutions and, since November 2011, he has served as a member of the board of directors and as chairman of the audit committee of RealPages, Inc., a publicly-traded provider of software solutions for the rental housing industry. Since April 2012, Mr. Kane has served as an advisor to Panopticon Software AB, a provider of data visualization software and, since October 2012, Mr. Kane as served as a member of the board of directors and as chairman of the audit committee of PhotoBox LTD, an online digital photo service provider. He also served as member of the board of directors of Borland Software Corp., a publicly-traded provider of open application lifecycle management solutions, from August 2007 to July 2009, Netezza Corporation, a publicly-traded data warehouse appliance provider, from May 2005 to November 2010, and Applix Inc., a publicly-traded provider of enterprise planning software, from January 2002 to March 2007. Mr. Kane holds a B.B.A. in Accounting from the University of Notre Dame, an M.B.A. in International Finance from Babson College, and is senior lecturer of International Finance at the Massachusetts Institute of Technology Sloan School of Management. We believe that Mr. Kane is qualified to serve on our Board due to his significant experience both in senior financial roles and as a director of other publicly-traded companies.

Stephen Munford has served on our Board since January 2014. From May 2005 to September 2012, Mr. Munford served as chief executive officer of Sophos Ltd., a developer and vendor of security software and, since September 2012, Mr. Munford has served as the chairman of Sophos’ board of directors. Mr. Munford also serves as chairman of the board of directors of Elastic Path Software Inc., a developer and vendor of e-commerce software, and Wurldtech Security Technologies Inc., a provider of cyber security solutions. Mr. Munford holds a B.A. in Economics from the University of Western Ontario and an M.B.A. from Queen’s University. We believe that Mr. Munford is qualified to serve on our Board due to his significant operating and management experience and his specific experience in the e-commerce and data security fields.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Position
Anthony Folger	42	Chief Financial Officer and Treasurer
Swami Kumaresan	35	Executive Vice President of Product and Engineering
Danielle Sheer	33	General Counsel, Vice President, and Secretary
Peter Lamson	51	Senior Vice President of Sales and Marketing

Anthony Folger has served as our chief financial officer and treasurer since January 2013. Mr. Folger served as chief financial officer of Acronis AG and its subsidiaries, a global provider of storage management and backup and recovery software, from October 2008 to December 2012 and as Acronis’ corporate controller from June 2006 to October 2008. Previously, Mr. Folger served as finance director of Starent Networks, Corp., an information technology products company, from January 2005 to June 2006. Earlier in his career, Mr. Folger served as an audit manager at PricewaterhouseCoopers LLP from January 2004 to January 2005, as corporate controller of Marketmax, Inc., a provider of planning software for the retail industry, from October 2001 to October 2003, as corporate controller of Habama Inc., a software company, from July 2000 to July 2001, and in various audit-related capacities at Deloitte & Touche, LLP from August 1994 to June 2000. Mr. Folger holds a B.A. in accounting and economics from the College of Holy Cross and is a certified public accountant.

Swami Kumaresan has served as our executive vice president of product and engineering since June 2013. He previously served as our executive vice president of new ventures from May 2012 to June 2013, our executive vice president of sales and marketing from January 2012 to May 2012, our senior vice president and general manager, consumer group from December 2010 to January 2012, our vice president of marketing from December 2006 to December 2010, our vice president of product marketing from May 2006 to November 2006, our director of product marketing from November 2005 to May 2006, and as a marketing consultant to our company from March 2005 until joining as a full-time employee in November 2005. Prior to joining us, Mr. Kumaresan served as a consultant with Fletcher Spaght, Inc., a market research and strategy consulting firm, and as a financial analyst with Jeffries & Co., an investment bank. Mr. Kumaresan holds a B.S. in Electrical Engineering and Mathematics from Yale University. On April 11, 2014, we terminated Mr. Kumaresan’s employment with us effective July 31, 2014.

Danielle Sheer has served as our general counsel since September 2009, as our secretary since April 2011, and as our vice president since June 2012. From August 2006 to September 2009, Ms. Sheer was a corporate attorney in New York with the law firm of Willkie Farr & Gallagher LLP, where she concentrated on business and securities transactions. Ms. Sheer serves on the board of directors of the Girl Scouts of Eastern Massachusetts and The Boston Club. Ms. Sheer holds a J.D. from Georgetown University Law Center and a B.A. in Philosophy from George Washington University.

Peter Lamson has served as our senior vice president of sales and marketing since December 2012. He previously served as our senior vice president, small business group from January 2011 to December 2012. From May 2010 to December 2010 he served as executive vice president and chief revenue officer of IMN, Inc., an e-communications business. From October 2005 to November 2009, Mr. Lamson served as senior vice president and general manager of NameMedia, Inc., a seller of domain names, where he was responsible for building NameMedia’s SMB practice. Prior to that time, Mr. Lamson served as chief operating officer of Monstermoving.com, Monster Worldwide’s SMB relocation division, from June 2000 to May 2004. Mr. Lamson holds an M.B.A. from the Harvard University Graduate School of Business and a B.A. in History from Middlebury College.

Independence of the Board of Directors

As required under the rules and regulations of The Nasdaq Stock Market, or Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. Our Board, in consultation with our counsel, has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, our Board has determined that Messrs. Clifford, Kane, Krasnow, Munford, and Vazirani representing five of our seven current directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances that our Board deemed relevant in determining each non-employee director’s independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors, director nominees, or named executive officers.

Board Responsibility; Risk Oversight

Our Board is responsible for, among other things, oversight of our business; review and approval of our significant financial objectives, plans, and actions; and review of the performance of our chief executive officer and executive officers based on reports from the Board’s compensation committee (the “Compensation Committee”). The Board conducts an annual self-evaluation, a review of the committee structure, and an assessment of its compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

While the Audit Committee is primarily responsible for overseeing our risk management function, our entire Board is actively involved in risk management oversight. For example, our Board engages in periodic discussions with such company executive officers as the Board deems necessary, including the chief executive officer, chief financial officer, general counsel, and executive vice president. In addition, our Compensation Committee reviews compensation policies and practices as they relate to risk management practices and risk-taking incentives. We believe that the leadership structure of our Board supports effective risk management oversight.

Board Leadership

Mr. Friend has served as the chairman of our Board and chief executive officer since 2005. Having the same individual hold both positions is a common practice among public companies in the United States and our Board, consistent with the recommendation of the Board’s nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), has determined that this leadership structure best serves the interests of the Company and our stockholders at this time and is consistent with good corporate governance practices. As chief executive officer and one of our founders, Mr. Friend is most intimately familiar with our business, growth strategy, and the key issues that we face and is therefore uniquely positioned to focus our Board. In connection with Mr. Friend’s intended resignation as our chief executive officer, we plan to separate the positions of chairman and chief executive officer, as we believe that it is important for Mr. Friend to continue leading our Board as executive chairman in light of his understanding of our business and strategic vision for our company.

To lessen any potential concerns associated with our current dual role structure, our corporate governance guidelines provide that one of our independent directors, currently Mr. Krasnow, should serve as a lead independent director at any time when the chief executive officer serves as the chairman of the Board, or if the chairman of the Board is not otherwise independent. The lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Board Committees

Our Board has established the following committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process, the audit of our financial statements, and our internal control processes. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence, and performance; determines the engagement, retention, and compensation of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; approves the retention of the independent auditors to perform any proposed permissible non-audit services; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls, or audit matters; monitors the rotation of partners of the independent auditors on the Carbonite engagement team as required by law; reviews our critical accounting policies and estimates; and oversees any internal audit function. Additionally, the Audit Committee reviews and approves related person transactions and reviews and evaluates, on an annual basis, the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Messrs. Clifford, Kane, and Krasnow, with Mr. Kane serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Kane is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Messrs. Clifford, Kane, and Krasnow are independent directors as defined under the applicable rules and regulations of the SEC and Nasdaq. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our equity compensation plans. Additionally, the Compensation Committee reviews and evaluates, on an annual basis, the Compensation Committee charter and the committee’s performance. For a description of the Compensation Committee’s processes and procedures, including the roles of our executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” below.

Pursuant to its charter and to the extent permitted by applicable law and regulation, the Compensation Committee may delegate any of its authority to a subcommittee or single member of the Compensation Committee, except where it would interfere with the compensation safe harbors afforded by Section 162(m) of the Internal Revenue Code or Section 16(b) of the Exchange Act. Further, to the extent permitted by applicable law and the provisions of any equity-based plan, the Compensation Committee may delegate to one or more of the Company’s executive officers the power to grant options, stock, or other equity rights to employees of the Company who are not directors or executive officers of the Company.

The current members of our Compensation Committee are Messrs. Krasnow and Vazirani, with Mr. Krasnow serving as the chair of the committee. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC, Nasdaq, and Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding corporate governance; identification, evaluation and nomination of candidates for directorships; and the structure and composition of our Board and committees of our Board. In addition, the Nominating and Corporate Governance Committee oversees our corporate governance guidelines, approves our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee, and oversees the Board self-evaluation process. Our Nominating and Corporate Governance Committee is also responsible for making recommendations regarding non-employee director compensation to the full Board. Additionally, the Nominating and Corporate Governance committee reviews and evaluates, on an annual basis, the Nominating and Corporate Governance Committee charter and the committee’s performance.

The current members of our Nominating and Corporate Governance Committee are Messrs. Kane and Vazirani, with Mr. Vazirani serving as the chair of the committee. All of the members of our Nominating and

Corporate Governance Committee are independent under the applicable rules and regulations of Nasdaq. The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is posted on our website at http://investor.carbonite.com/governance.cfm.

Potential director candidates will be discussed by the Nominating and Corporate Governance Committee and proposed for nomination by the entire Board, with director nominees being subject to the approval of the independent members of the Board. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to nominate an individual for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the applicable annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not less than 70 days and not more than 120 days prior to the date of such annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our By-Laws. As set forth in our By-Laws, submissions must include the name and address of the proposed nominee and information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act. Our By-Laws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for a director review a copy of our By-Laws, as amended and restated to date, which are available, without charge, from our Secretary, at 177 Huntington Avenue, Boston, Massachusetts 02115.

Compensation Committee Interlocks and Insider Participation

Todd Krasnow and Pravin Vazirani currently serve, and served as members of our Compensation Committee during our last completed fiscal year.

Neither Mr. Krasnow nor Mr. Vazirani (a) are, or have at any time during the past year been, officers or employees of ours, (b) were formerly officers of ours, or (c) have had any relationship requiring disclosure by us under Item 404 of Regulation S-K.

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee, except that Mr. Friend has served as chairman of the board of directors of SageCloud, Inc. (“SageCloud”) since May 2012, an entity of which Mr. Flowers is the chief executive officer. In connection with his service on SageCloud’s board of directors, in May 2012, Mr. Friend purchased 200,000 shares of SageCloud common stock at de minimis fair market value, which shares are subject to time-based vesting contingent upon Mr. Friend’s continued service on SageCloud’s board of directors. In addition, in May 2012, SageCloud issued a $100,000 convertible promissory note to Mr. Friend, with simple interest accruing thereon at 2% per annum. In July 2012, pursuant to the terms of this promissory note, the entire principal amount thereof together with de minimis accrued interest thereon converted into 63,694 shares of SageCloud Series A preferred stock, which were subsequently transferred into a trust for the benefit of members of Mr. Friend’s family. In June 2013, this trust purchased 28,513 shares of SageCloud Series B preferred stock for an aggregate amount of $121,000.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met seven (7) times during the last fiscal year and acted by written consent two (2) times. The Audit Committee met six (6) times, the Compensation Committee met four (4) times, and the Nominating and Corporate Governance Committee met three (3) times during the last fiscal year. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory. Two of our directors attended our 2013 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to send communications on any topic to the Board or any specified individual directors should address the communication to the intended recipient(s) and send c/o Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115—Attention: Secretary.

Risk Assessment and Compensation Practices

Our Compensation Committee has reviewed our compensation policies and practices for our employees as they relate to our risk management and, based upon this review, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Specifically, we believe that the elements of our compensation programs do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount. A significant portion of the compensation provided to our executive officers, and a material amount of the compensation provided to other employees, is in the form of equity awards that help align executive officer and employee interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to our stock price, and because awards are staggered and subject to long-term vesting schedules that help ensure that executive officers and employees have significant value tied to long-term stock price performance.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time-to-time in our public reports filed with the SEC, such as those discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our By-Laws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of Common Stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides a summary of fees for professional services rendered by Ernst & Young LLP for the fiscal years ended December 31, 2013 and 2012. All services and fees described below were approved by our Audit Committee.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees	$494,325	$453,902
Audit-Related Fees	—	—
Tax Fees	30,000	121,500
All Other Fees	—	—

Total Fees	$524,325	$575,402

Audit Fees

Audit fees of Ernst & Young LLP during the 2013 and 2012 fiscal years include the aggregate fees incurred for the audits of our annual consolidated financial statements, the reviews of each of the quarterly consolidated financial statements, and other matters related to our SEC compliance and filings. For the 2013 fiscal year, audit fees also include services rendered in connection with our registration statement on Form S-3.

Tax Fees

Tax fees for the 2013 and 2012 fiscal years include the aggregate fees incurred for tax compliance and consulting.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee approved all audit and tax services provided by Ernst & Young LLP for fiscal years 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.

The Audit Committee also reviewed the tax services rendered by Ernst & Young LLP and concluded that they were compatible with maintaining Ernst & Young LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (sometimes referred to as “say on pay”). We currently intend to submit the compensation of our named executive officers to stockholders annually, consistent with the advisory vote at our 2011 annual meeting of stockholders. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED that the stockholders approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will carefully consider the outcome of this vote when making future compensation decisions for the Company’s executive officers.

As described in detail in the Compensation Discussion and Analysis, our compensation programs are designed to motivate our executive officers to create a successful company. Our philosophy is to tie a greater percentage of an executive officer’s compensation to stockholder returns and to keep cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our executive compensation program, with its balance of short-term incentives (including base salary and performance bonuses) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure for a comprehensive explanation and analysis of our executive compensation policies and practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES, AND THE RELATED NARRATIVE DISCLOSURE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2014, information regarding beneficial ownership of our Common Stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us and SEC filings, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Common Stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2014, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

We have based our calculation of the percentage of beneficial ownership on 26,691,004 shares of Common Stock outstanding on March 31, 2014. Unless otherwise noted below, the address for each of the stockholders in the table below is c/o Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts, 02115.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Entities affiliated with Menlo Ventures (2)	3,323,178	—	3,323,178	12.5%
j2 Global, Inc. (3)	2,539,920	—	2,539,920	9.5%
Entities affiliated with Crosslink Capital (4)	2,083,502	—	2,083,502	7.8%
Discovery Equity Partners, L.P. (5)	1,943,896	—	1,943,896	7.3%
Entities affiliated with Diker Management (6)	1,797,309	—	1,797,309	6.7%
Wellington Management Company, LLP (7)	1,597,089	—	1,597,089	6.0%
Linda A. Nelson/Estate of William G. Nelson (8)	1,431,991	10,000	1,431,991	5.4%

Named Executive Officers and Directors:
David Friend (9)	1,796,780	380,004	2,176,784	8.0%
Anthony Folger (10)	25,000	59,375	84,375	0.3%
Swami Kumaresan (11)	75,768	190,351	266,119	1.0%
Danielle Sheer (12)	14,999	74,252	89,251	0.3%
Peter Lamson (13)	12,500	162,970	175,470	0.7%
Timothy Clifford	—	4,167	4,167	*
Jeffry Flowers (14)	900,361	22,417	922,778	3.5%
Charles Kane	5,000	20,917	25,917	0.1%
Todd Krasnow (15)	294,771	24,584	319,355	1.2%
Stephen Munford	—	—	—	*
Pravin Vazirani (2)	3,324,182	15,417	3,339,599	12.5%
Executive Officers and Directors as a Group (11 persons) (2)(9)(10)(11)(12)(13)(14)(15)	6,449,361	936,204	7,385,565	26.7%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee, or trustee for the beneficial owner’s account.
(2)	Consists of 3,238,961 shares of Common Stock held by Menlo Ventures X, L.P. (“Menlo X”), 27,531 shares of Common Stock held by Menlo Entrepreneurs Fund X, L.P. (“MEF X”), and 56,686 shares of Common Stock held by MMEF X, L.P. (“MMEF X,” and together with Menlo X and MEF X, the “Menlo Funds”). MV Management X, L.L.C. (“MVM X,” and together with the Menlo Funds, the “Menlo Entities”) serves as the general partner of Menlo X, MEF X and MMEF X. MVM X owns no securities of the Company directly. Henry D. Montgomery, John W. Jarve, Douglas C. Carlisle, Sonja H. Perkins, Mark A. Siegel, Pravin A. Vazirani, and Shawn T. Carolan are managing members of MVM X and share voting and investment power over the shares held by Menlo X, MEF X, and MMEF X, and may be deemed to own beneficially the shares held by Menlo X, MEF X, and MMEF X. The address for the Menlo Funds is 3000 Sand Hill Road, B4-100, Menlo Park, CA 94025.
(3)	Based upon filings made with the SEC by j2 Global, Inc. (“j2”). Nehemia Zucker, R. Scott Turicchi, Kathleen Griggs, Jeffrey D. Adelman, Steve Dunn, Richard S. Ressler, Douglas Y. Bech, Robert J. Cresci, W. Brian Kretzmer, Stephen Rodd, and Michael P. Schulhoff are executive officers and directors of j2 and may be deemed to have shared voting and investment power over the shares held by j2. The business address of j2 is 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028.
(4)

Based upon filings made with the SEC by Crosslink Capital, Inc. (“Crosslink”) on behalf of itself and Michael J. Stark (“Stark”). Includes shares of Common Stock beneficially owned by Crosslink, shares of Common Stock beneficially owned by Crossover Fund VI Management, L.L.C. (“Crossover VI Management”), and shares of Common Stock beneficially owned by Stark. These securities are held directly by investment funds to which Crosslink is investment adviser for the benefit of the investors in those funds. These securities are indirectly beneficially owned by Crosslink in such capacity as investment adviser, by Crossover VI Management as the general partner of one or more of those funds, and by Stark as the control person of those entities. The address for Crosslink Capital is Two Embarcadero Center, Suite 2200, San Francisco, CA 94111.
(5)	Based upon filings made with the SEC by Discovery Equity Partners, L.P. (“Discovery Equity Partners”), Discovery Group I, LLC (“Discovery Group”), Daniel J. Donoghue (“Donoghue”), and Michael R. Murphy (“Murphy”). Discovery Group serves as the general partner of Discovery Equity Partners. Discover Group owns no securities of the Company directly. Donoghue and Murphy are managing members of Discovery Group and share voting and investment power over the shares held by Discovery Equity Partners, and may be deemed to own beneficially the shares held by Discovery Equity Partners. The business address of each of Discovery Equity Partners, Discovery Group, Donoghue, and Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.
(6)

Based upon filings made with the SEC by Diker GP, LLC (“Diker GP”), Diker Management, LLC (“Diker Management”), Charles M. Diker (“CMD”), and Mark N. Diker (“MND”). Diker GP is the general partner of each of Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Small Cap Fund, LP (“SC”), the Diker Small Cap QP Fund, LP (“SCQP”) and Diker Micro Cap Fund LP (“MC,” and, together with VT, VTQP, SC, and SCQP, the “Diker Funds”) and may be deemed to beneficially own the shares of Common Stock held by the Diker Funds. Diker Management is the investment manager of the Diker Funds and may be deemed to beneficially own the shares of Common Stock held by the Diker Funds. CMD and MND are managing members of each of Diker GP and Diker Management and share voting and investment power over the shares of Common Stock held by the Diker Funds and may be deemed to beneficially own the shares of Common Stock held by the Diker Funds. The business address of each of Diker GP, Diker Management, CMD, and MND is 739 Fifth Avenue, 15th Floor, New York, New York 10019.

(7)	Based upon filings made with the SEC by Wellington Management Company, LLP (“Wellington Management”). The business address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.
(8)	The shares of Common Stock are held by Linda A. Nelson and the options to purchase Common Stock are held by the Estate of William G. Nelson. The address for these security holders is 4201 Gulf Shore Boulevard North, Apartment 901, Naples, FL 34103.
(9)	Includes 10,352 shares of Common Stock held by the David Friend 2011 Qualified Annuity Trust I, 352,406 shares of Common Stock held by the David Friend 2010 Qualified Annuity Trust I, 86,432 shares of Common Stock held by the David Friend 2009 Qualified Annuity Trust III, and 204,562 shares of Common Stock held by the David Friend Revocable Trust. Does not include 50,000 shares of Common Stock issuable upon vesting and settlement of unvested restricted stock units.
(10)	Does not include 25,000 shares of Common Stock issuable upon vesting and settlement of unvested restricted stock units.
(11)	Does not include 12,500 shares of Common Stock issuable upon vesting and settlement of unvested restricted stock units.
(12)	Does not include 10,000 shares of Common Stock issuable upon vesting and settlement of unvested restricted stock units.
(13)	Does not include 12,500 shares of Common Stock issuable upon vesting and settlement of unvested restricted stock units.
(14)	Includes 95,886 shares of Common Stock held by the Jeffry Flowers 2009 Grantor Retained Annuity Trust No. 2 and 30,694 shares of Common Stock held by the Jeffry Flowers 2010 Grantor Retained Annuity Trust.
(15)	Includes 10,000 shares of Common Stock held by the Rachel L. Krasnow Trust, 10,000 shares of Common Stock held by the Charles S. Krasnow Trust, 10,000 shares of Common Stock held by the Eric J. Krasnow Trust, 25,000 shares of Common Stock held by the Todd and Deborah Krasnow Charitable Remainder Trust, 25,000 shares of Common Stock held by the Todd and Deborah Krasnow Charitable Trust, and 10,000 shares of Common Stock held by the Hobart Road Charitable Remainder Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with, except that: (i) the Form 4 filed on February 4, 2013 by Oussama El-Hilali, which reported two transactions, was late with respect to both such transactions, (ii) the Form 4 filed on February 19, 2013 by Mr. Flowers, which reported two transactions, was late with respect to one such transaction, (iii) the Form 4 filed on April 17, 2013 by Mr. Flowers, which reported two transactions, was late with respect to one such transaction, (iv) the Form 4 filed on September 4, 2013 by MV Management X, L.L.C., Menlo Ventures X L.P., Menlo Entrepreneurs Fund X L.P., and MMEF X L.P., which reported six transactions, was late with respect to all such transactions, and (v) the Form 4s filed on September 8, 2013 by each of Mr. Flowers, Mr. Kane, Mr. Krasnow, William G. Nelson, and Mr. Vazirani, each reporting one transaction, were late with respect to all such transactions.

DIRECTOR COMPENSATION

In 2013, each of our non-employee directors received a payment of $5,000 for each quarterly Board meeting that such non-employee director attended in person and $1,000 for each quarterly Board meeting that such non-employee director attended by means of remote communication, up to an annual maximum of $20,000 per director. We also paid the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $10,000, $7,500, and $5,000, respectively, and paid each other member of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $5,000, $3,750, and $2,500, respectively. Additionally, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Effective January 1, 2014, each of our non-employee directors receives an annual payment of $25,000 for service on our Board. We will also pay the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $15,000, $10,000, and $6,000, respectively, and will pay each other member of the Audit, Compensation, and Nominating and Corporate Governance Committees an annual fee of $7,500, $5,000, and $3,000, respectively. Further, we will pay our lead independent director an annual fee of $10,000. Additionally, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending Board and committee meetings.

Our directors who are also employees are compensated for their service as employees and do not receive any additional compensation for their service on our Board.

Between July 2011 and October 2013, each newly elected or appointed non-employee director received an initial stock option grant to purchase 16,000 shares of our Common Stock when he or she joined our Board, and thereafter an annual stock option grant to purchase 7,500 shares of our Common Stock on the date of each annual meeting of stockholders (provided that such non-employee director had served on our Board for at least 18 months prior to the date of such annual meeting).

As of November 2013, each newly elected or appointed non-employee director receives an initial stock option grant to purchase 25,000 shares of our Common Stock when he or she joined our Board, and thereafter, on the date of each annual meeting of stockholders, an annual grant of (i) a stock option to purchase 9,000 shares of our Common Stock and (ii) restricted stock units with respect to 4,500 shares of our Common Stock, which are settled in shares of Common Stock. Following the change in our director compensation policy, we granted each of our then-current non-employee directors a stock option to purchase 10,000 shares of Common Stock.

From time-to-time, we also provide additional compensation or stock option grants to certain of our non-employee directors in consideration of extra services that such non-employee directors provide to our Board. In recognition of such service, in January 2013, we granted Mr. Kane an option to purchase 5,000 shares of our Common Stock and in December 2013, we agreed to pay Mr. Clifford $30,000.

All such stock options and restricted stock units vest ratably in quarterly installments over three years, subject to the continued service by the non-employee director on our Board, and automatically vest in full and become exercisable immediately prior to a change in control of the Company. Our directors who were also employees of the Company and who subsequently terminate employment with us and remain members of the Board do not receive an initial stock option grant, but, to the extent that they are otherwise eligible, such persons receive, after termination of employment with us, the annual stock option and/or restricted stock unit grants described above.

2013 Director Compensation Table

The following table provides information concerning the compensation earned by each of our non-employee directors for the year ended December 31, 2013.

Name	Fees Earned ($)	Option Awards (1)($)	Total ($)
Timothy Clifford	15,299	134,588	149,886
Jeffry Flowers	20,000	115,640	135,640
Charles Kane	30,428	139,476	169,904
Todd Krasnow	32,500	115,640	148,140
William G. Nelson (2)	26,087	115,640	141,726
Pravin Vazirani	26,399	115,640	142,039

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. Note that amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the recipients of these stock awards.
(2)	Mr. Nelson ceased to serve on our Board as of December 5, 2013 as a result of his death.

As of December 31, 2013, our non-employee directors held options to purchase the following number of shares of our Common Stock: Mr. Clifford 25,000 shares; Mr. Flowers 139,052 shares; Mr. Kane 38,500 shares; Mr. Krasnow 42,500 shares; Mr. Nelson 10,000 shares; Mr. Vazirani 32,500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2013 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2013 were:

•	David Friend, president and chief executive officer;

•	Anthony Folger, chief financial officer and treasurer;

•	Swami Kumaresan, executive vice president of product and engineering, whose employment with us will terminate effective July 31, 2014;

•	Danielle Sheer, vice president and general counsel; and

•	Peter Lamson, senior vice president of sales and marketing.

The philosophy of how we will compensate our executive officers in the future may not be the same as how they have been compensated previously. We expect that the Compensation Committee will continue to review, evaluate, and modify our executive compensation framework.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity, and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement, and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	attract, engage, and retain individuals of superior ability, experience, and managerial talent, enabling us to be an employer of choice in the highly-competitive and dynamic technology industry;

•	align compensation incentives with our corporate strategies, business, and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills, and performance ensure our continued success; and

•	ensure that total compensation is fair, reasonable, and competitive.

Most of our compensation components simultaneously fulfill one or more of these principles and objectives. These components consist of (1) base salary, (2) performance bonuses, (3) equity incentives, (4) perquisites and health and welfare benefits, (5) 401(k) plan retirement savings opportunities, and (6) post-termination benefits. We view each component of executive compensation as related but distinct, and we review total compensation of our executive officers to ensure that our overall compensation objectives are met. Not all elements are provided to all named executive officers. Instead, we determine the appropriate level for each compensation component in part based on reference to the compensation offered to similarly situated executives at a peer group of companies as well as on the market experience of members of the Compensation Committee and the insight of the Compensation Committee’s independent compensation consultant. In addition, we consider internal equity and consistency, the length of service of our executive officers, our overall performance, and other considerations that the Compensation Committee deems relevant.

Our philosophy is to make a greater percentage of an executive officer’s compensation tied to stockholder returns by keeping cash compensation to a nominally competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our equity. To this end, we use stock options and restricted stock units as a significant component of compensation because we believe that this best ties individual compensation to the creation of stockholder value. We believe that stock-based compensation is a significant motivator in attracting employees to internet-related and other technology companies.

Each of the primary elements of our executive compensation program is discussed in more detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that each individual element, to some extent, serves each of our objectives.

Stockholder Advisory Vote on Executive Compensation

At our 2013 annual meeting of stockholders our stockholders approved, on an advisory (non-binding) basis, the compensation of our named executive officers. Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2013 proxy statement, our Compensation Committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote.

Compensation Determination Process

Our executive compensation process reflects our stage of development as a company. Initial compensation for newly hired executives generally reflects the outcome of a negotiated recruitment and hiring process, including the executive’s compensation with prior employers and other possible opportunities available to the executive at the time of hiring. Therefore, some differences in compensation among our executive officers reflect the timing and circumstances of hiring as well as length of service with us.

Our Board determines compensation for our executive officers based on recommendations from our Compensation Committee and our chief executive officer. In light of his daily involvement in our executive team’s efforts, our chief executive officer has been and will continue to be heavily involved in the determination of compensation for our other executive officers, although he does not participate in Board discussions regarding his own compensation and he abstains from voting in sessions where our Board acts on his compensation. Members of our human resources, finance, and legal departments attend Board and Compensation Committee meetings from time-to-time and provide background on materials presented to the Board and Compensation Committee.

Except as described below, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Independent Compensation Consultant

In order to assist our Compensation Committee in making recommendations to our Board regarding executive compensation, in September 2011, the Compensation Committee engaged Compensia, Inc., a management consulting firm providing executive compensation advisory services, as its independent consultant. Our Compensation Committee instructed Compensia to review and evaluate our executive compensation program, including the philosophy and objectives of the program and its specific components, which include base salary, target total cash compensation, target bonus opportunities, and equity ownership, and to provide advice on compensation levels. Our Compensation Committee reviewed the data and advice provided by Compensia in determining executive compensation for 2013, but such information is only one of many factors that our Compensation Committee considered in setting executive compensation.

In July 2013, our Compensation Committee engaged Radford, an Aon Hewitt Company, to make recommendations to our Board regarding future executive and non-employee director compensation.

Compensia was, and Radford is, directly accountable to the Compensation Committee for the performance of their services. In their roles as advisors to the Compensation Committee, a senior representative of Compensia was, and a senior representative of Radford is, available to attend meetings of the Compensation Committee if requested and to otherwise consult with members of the Compensation Committee as necessary. Compensia also provided, and Radford also provides, assistance to the Compensation Committee on determining financial and operational performance goals and advice on rules, regulations, and general compensation trends regarding executive compensation.

The Compensation Committee has considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Compensia and Radford. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Compensia or Radford.

In the future, we expect that our Compensation Committee may continue to engage an independent compensation consulting firm to provide advice and data regarding our executive compensation and related matters.

Competitive Positioning

We operate in a competitive labor environment, particularly in the geographic areas in which we maintain a presence. As such, our Compensation Committee believes that it is important to review the executive compensation practices of companies that are similar in business and size to us to ensure that our executive compensation program is competitive and to assist us in meeting our overall executive compensation objectives.

In establishing base salaries, performance bonus opportunities, and equity award levels for 2013, the Compensation Committee reviewed the competitive market analysis prepared by Compensia in 2011. Compensia developed, with the assistance and approval of the Compensation Committee, a peer group comprised of high-growth, small business/consumer facing companies with a focus on software-as-a-service businesses that were U.S. based and publicly traded as of the date on which the group was developed. These companies, which we refer to as the Peer Group, are as follows: Bazaarvoice, Inc.; Callidus Software, Inc.; Convio, Inc.; CornerStone OnDemand, Inc.; Keynote Systems, Inc.; LivePerson, Inc.; LogMeIn, Inc.; Marchex, Inc.; Opentable, Inc.; Responsys, Inc.; Sciquest, Inc.; SPS Commerce, Inc.; Stamps.com Inc.; Support.com, Inc.; Tangoe, Inc.; TechTarget, Inc.; Vocus, Inc.; XO Group, Inc.; and Zillow, Inc. Once the Peer Group was established, Compensia undertook a process to match each of our executive positions, which in some cases do not follow traditional parameters, with those of the companies in the Peer Group.

In establishing base salaries, performance bonus opportunities, and equity award levels for 2014, the Compensation Committee directed Radford to conduct a competitive market analysis and to match each of our executive positions, which in some cases do not follow traditional parameters, with those of companies identified in the market analysis. Radford developed, with the assistance and approval of the Compensation Committee, a peer group based on the same criteria described above. These companies are as follows: Bazaarvoice, Inc.; Brightcove, Inc.; Callidus Software, Inc.; eGain Corporation; Guidance Software, Inc.; Keynote Systems, Inc.; LivePerson, Inc.; LogMeIn, Inc.; Marchex, Inc.; Market Leader, Inc.; PROS Holdings, Inc.; Responsys, Inc.; Sciquest, Inc.; SPS Commerce, Inc.; Stamps.com Inc.; Support.com, Inc.; Tangoe, Inc.; TechTarget, Inc.; Vocus, Inc.; XO Group, Inc.; and Zix Corporation.

In the future, we expect that our Compensation Committee will continue to consider competitive market data as one of many factors when determining base salary, cash bonuses, and equity awards to executive officers.

Executive Compensation Program Components

Base Salaries

The base salaries for our named executive officers were initially established through arm’s-length negotiation at the time that each executive was hired, taking into account the executive’s qualifications, experience, and prior salary. Base salaries of our named executive officers are approved and reviewed periodically by our Board, based on the recommendations of our Compensation Committee and our chief executive officer. For 2013, our Compensation Committee recommended base salaries for each of our executives after considering the base compensation paid to similarly situated executives within the Peer Group and making an assessment of each executive officer’s responsibilities, individual contribution, prior experience, sustained performance, current salary, equity ownership, and the amounts paid to such executive officer’s peers inside our company. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

Effective January 1, 2012, after considering the factors described above, our Board, based on the recommendation of our Compensation Committee, increased the base salaries of Messrs. Friend and Kumaresan to $340,000 and $260,000, respectively, and Messrs. Friend’s and Kumaresan’s base salaries remained at these levels through 2013. In June 2012, Ms. Sheer’s base salary was increased to $250,000 in connection with her promotion to the position of vice president, and Ms. Sheer’s base salary remained at this level through 2013. In January 2013, after considering the factors described above, our Board, based on the recommendation of our Compensation Committee, increased Mr. Lamson’s base salary to $275,000, and Mr. Lamson’s base salary remained at this level through 2013. Mr. Folger’s base salary for 2013 was $280,000, the level at which it was set in connection with his hiring effective January 2, 2013.

The actual base salaries paid to our named executive officers in 2013 are set forth in the “2013 Summary Compensation Table.”

Effective March 1, 2014, our Compensation Committee recommended base salaries for each of our executives after giving consideration to the base compensation paid to similarly situated executives at peer companies and making an assessment of each executive officer’s responsibilities, individual contribution, prior experience, sustained performance, current salary, equity ownership, and the amounts paid to such executive officer’s peers inside our company. Our Board, based on the recommendation of our Compensation Committee, set the base salaries of Messrs. Friend, Folger, Kumaresan, Lamson and Ms. Sheer at $340,000, $300,000, $267,800, $283,300 and $257,500, respectively.

Annual Cash Bonuses

Under our executive cash bonus arrangements, we make cash bonus opportunities available to our executive officers, including our named executive officers, based upon attainment of key corporate operating metrics, each of which are established annually. Our Compensation Committee annually measures the attainment of these metrics and goals, and bonuses, if earned, are paid at the end of each fiscal year or more frequently as recommended by the Compensation Committee. The key corporate operating metrics to which a portion of executive bonus compensation is tied, generally conform to the financial and operating targets contained in our internal budget and operating plan that is developed by our management and approved by our Board.

2013 Cash Bonuses

In 2013, our Compensation Committee recommended, and our Board approved, cash bonus arrangements for our executive officers, including our named executive officers. Our Compensation Committee recommended target bonuses for each of our executives for 2013 after considering annual cash bonuses paid to similarly situated executives within the Peer Group and other factors such as each executive officer’s responsibilities, individual contributions, prior experience, sustained performance, current salary, equity ownership, and the target bonuses of such executive officer’s peers inside our company. Consistent with this recommendation, our Board set the target 2013 bonus amounts for each of our named executive officers, reflected as a percentage of the applicable executive’s base salary, at 75% for Mr. Friend, 40% for Mr. Folger, 35% for Mr. Kumaresan, 30% for Ms. Sheer, and 45% for Mr. Lamson.

The 2013 bonus arrangements tied payment of target executive cash bonuses to specific levels of our bookings and free cash flow for 2013, with 60% of the bonus tied to bookings and 40% of the bonus tied to free cash flow. The portion of the target bonus amounts with respect to bookings and free cash flow would be earned by the executives if we achieved the targets approved by our Board. As set forth in the table below, the executives were entitled to receive partial bonus payments if we partially achieved our bookings and free cash flow targets, and bonuses in excess of the target bonus amounts if we achieved greater than 100% of our bookings and free cash flow targets. These bookings and free cash flow targets were developed by our Compensation Committee with input from our chief executive officer and chief financial officer and were designed to be difficult to achieve. For the definitions of bookings and free cash flow and reconciliations of (i) bookings to revenue and (ii) free cash flow to cash provided by (used in) operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2013.

The executive officers would earn partial bonus payments based on achieving at least 87.5% of the bookings target, and would earn an additional bonus for additional bookings, as set forth in the following table:

Percent of Bookings Target Achieved	Percent of Bookings-based Bonus Earned
Less than 87.5%	0%

87.5%-100%	37.5% if 87.5% of the bookings target is achieved, increased by 5% for each additional percent of the bookings target achieved

More than 100%	100% if 100% of the bookings target is achieved, increased by 12.5% of each additional percent of the bookings target achieved, up to a maximum bookings-related bonus of 200%

The executive officers would earn 50% of the free cash flow-based component of bonus payments if we achieved free cash flow of $0, and would earn an additional bonus for additional free cash flow measured relative to the free cash flow target (with 0% of the free cash flow target representing $0 in free cash flow), as set forth in the following table:

Percent of Free Cash Flow Target Achieved	Percent of Free Cash Flow-based Bonus Earned
0%-100%	50% if 0% of the free cash flow target is achieved, increased by 0.5% for each additional percent of the free cash flow target achieved

More than 100%	100% if 100% of the free cash flow target is achieved, increased by 5% for each additional percent of the free cash flow target achieved, up to a maximum free cash flow-related bonus of 200%

The actual bonuses paid to our named executive officers in 2013 are set forth in the “2013 Summary Compensation Table.” In 2013, each of our named executive officers received 95% of his or her target bonus. All bonuses paid in 2013 to our named executive officers were paid in cash.

2014 Cash Bonuses

For 2014, the target bonus percentages for our named executive officers remain unchanged relative to 2013, except that Ms. Sheer’s target bonus percentage has been increased to 35%. The 2014 bonus arrangements tied payment of target executive cash bonuses to specific levels of our new (as opposed to renewal) small business bookings and free cash flow for 2014, 60% of the bonus tied to new small business bookings and 40% of the bonus tied to free cash flow. The portion of the target bonus amounts with respect to new small business bookings and free cash flow will be earned by the executives if we achieve the targets approved by our Board. As set forth in the table below, the executives will be entitled to receive partial bonus payments if we partially achieve our new small business bookings and free cash flow targets, and bonuses in excess of the target bonus amounts if we achieve greater than 100% of our new small business bookings and free cash flow targets, and at least 100% of our overall bookings targets. These new small business bookings and free cash flow targets were developed by our Compensation Committee with input from our chief executive officer and chief financial officer and were designed to be difficult to achieve.

For 2014, the executive officers would earn partial bonus payments based on achieving at least 94% of the new small business bookings target, and would earn an additional bonus for additional new small business bookings, as set forth in the following table:

Percent of New Small Business Bookings Target Achieved	Percent of Bookings-based Bonus Earned
Less than 94%	0%

94%-100%	25% if 94% of the new small business bookings target is achieved, increased by 12.5% for each additional percent of the new small business bookings target achieved

More than 100%	100% if 100% of the new small business bookings target is achieved and if 100% of the total bookings target is achieved, increased by 3.125% of each additional percent of the new small business bookings target achieved, up to a maximum bookings-related bonus of 200%

For 2014, the executive officers would earn partial bonus payments based on achieving at least 80% of the free cash flow target, and would earn an additional bonus for additional free cash flow, as set forth in the following table:

Percent of Free Cash Flow Target Achieved	Percent of Free Cash Flow-based Bonus Earned
Less than 80%	0%

80%-100%	60% if 80% of the free cash flow target is achieved, increased by 2% for each additional percent of the free cash flow target achieved

More than 100%	100% if 100% of the free cash flow target is achieved and if 100% of the total bookings target is achieved, increased by 2.5% for each additional percent of the free cash flow target achieved, up to a maximum free cash flow-related bonus of 200%

Equity Incentives

The goal of our equity incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Vesting is based on continued employment; therefore, our equity incentive awards also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of outstanding equity awards, individual performance history, prior contributions to us, and the size of prior awards, as well as external factors such as the levels of unvested stock options held by our executive officers in relation to similarly situated executives within the Peer Group.

To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we historically used stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Since our named executive officers are able to profit from their stock options only if our stock price increases relative to the option exercise price, we believe that stock options provide meaningful incentives to them to achieve increases in the value of our stock over time. In addition, for 2014, we introduced restricted stock units as a limited element of executive equity compensation so that, in the interest of executive retention, our executives would obtain value from their equity interests independent of appreciation in the market price of our stock.

We use equity grants to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional, or “refresher,” grants. Our Compensation Committee and Board consider the award of refresher grants on an annual basis; however, our Board retains discretion to make equity grants to our employees, including our named executive officers, at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes, or for other circumstances recommended by management.

Initial equity grants to our named executive officers typically vest over a four-year period as follows: 25% of the securities underlying the award vest on the first anniversary of the vesting commencement date, which is typically the date of hire, and the remainder of the securities underlying the award vest in equal quarterly installments over the remaining three years thereafter. Refresher grants typically vest in equal quarterly installments over four years from the vesting commencement date, which is typically the date of grant. From time-to-time, we may use alternative vesting schedules when such alternative schedules better align the interests of our named executive officers with those of our stockholders. We believe that these vesting schedules appropriately encourage long-term employment with us while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In January 2013, based on the recommendation of the Compensation Committee, our Board granted to each of our named executive officers and certain of our senior employees options to purchase shares of our Common Stock based on the standard vesting terms described above. The number of shares of our Common Stock subject to each such option grant was determined based on the current and projected value of existing equity awards and the percentage of such existing equity awards that have vested, relative to similarly situated executives within the Peer Group and individual and company performance.

In February 2014, based on the recommendation of the Compensation Committee, our Board made refresher option grants and restricted stock unit grants to each of our named executive officers then employed by us and certain of our other senior employees based on the standard vesting terms described above.

We do not have any securities ownership requirements for our named executive officers.

Retirement savings

All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of this reduction contributed to our 401(k) plan. We did not contribute to this 401(k) plan for the year ended December 31, 2011. Effective January 1, 2012, we have elected to make a matching contribution of up to 4% of each employee’s wages.

Perquisites and Other Personal Benefits

From time-to-time, our Board has provided certain of our named executive officers with perquisites or other personal benefits that we believe are reasonable in nature and amount. We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining executive talent. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider providing additional perquisites in the future.

As the result of arm’s-length negotiations in connection with the offer letter that we entered into with Mr. Folger in November 2012, we paid Mr. Folger a signing bonus of $50,000 in January 2013.

In the future, we may provide additional perquisites to our executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Termination-Based Compensation

In connection with the severance agreement that we entered into with Mr. Friend, we have agreed to provide Mr. Friend severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, Mr. Friend is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. In addition, upon a change in control of our company, Mr. Friend is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control. For a further description of Mr. Friend’s severance agreement, see “—Severance Provisions” below.

As the result of arm’s-length negotiations in connection with the offer letter that we entered into with Mr. Folger, we have agreed to provide Mr. Folger with severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, Mr. Folger is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Folger is terminated by us without cause or if he is constructively terminated, Mr. Folger is entitled to full vesting acceleration with respect to his unvested options. For a further description of Mr. Folger’s offer letter, see “—Offer Letter Agreements” below.

As the result of arm’s-length negotiations in connection with the offer letter, as amended, that we entered into with Mr. Kumaresan, we have agreed to provide Mr. Kumaresan with severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, Mr. Kumaresan is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Kumaresan is terminated by us without cause or if he is constructively terminated, Mr. Kumaresan is entitled to full vesting acceleration with respect to his unvested options. On April 12, 2014, in connection with his termination of employment, we granted Mr. Kumaresan the right to exercise his vested stock options for a period of two years following the effective date of termination. For a further description of Mr. Kumaresan’s offer letter, see “—Offer Letter Agreements” below.

As the result of arm’s-length negotiations in connection with the amended and restated offer letter that we entered into with Ms. Sheer, we have agreed to provide Ms. Sheer with severance benefits if her employment is terminated by us without cause or if she is constructively terminated by us. In such an event, Ms. Sheer is entitled to continued payment of her base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for her during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Ms. Sheer is terminated by us without cause or if she is constructively terminated, Ms. Sheer is entitled to continued payment of her base salary for three additional months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for her during the month immediately prior to termination. Ms. Sheer is also entitled to full vesting acceleration with respect to her unvested options if she is terminated without cause or if she is constructively terminated prior to the first anniversary of a change in control. For a further description of Ms. Sheer’s offer letter, see “—Offer Letter Agreements” below.

As the result of arm’s-length negotiations in connection with the offer letter, as amended, that we entered into with Mr. Lamson, we have agreed to provide Mr. Lamson with severance benefits if his employment is terminated by us without cause or if he is constructively terminated by us. In such an event, Mr. Lamson is entitled to continued payment of his base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Lamson is terminated by us without cause or if he is constructively terminated, Mr. Lamson is entitled to full vesting acceleration with respect to his unvested options. For a further description of Mr. Lamson’s offer letter, see “—Offer Letter Agreements” below.

The benefits payable to Messrs. Friend, Folger, Kumaresan, and Lamson and Ms. Sheer upon a termination of each such individual’s employment is set forth below in the section entitled “Potential Payments Upon Termination, Upon a Change in Control, and Upon Termination Following a Change in Control.”

Tax considerations

Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for such corporation’s president and chief executive officer and each of such corporation’s next three most highly compensated executive officers (other than its chief financial officer), unless the compensation is “performance based” or based on another available exemption. Our Compensation Committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our executive officers, our Compensation Committee has considered all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m). However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “parachute” payments and deferred compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2013, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider received “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting treatment

Authoritative accounting guidance on stock compensation requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their respective awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

2013 Summary Compensation Table

The following table summarizes the compensation earned by our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the years ended December 31, 2013, 2012, and 2011. We refer to these officers in this Proxy Statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
David Friend, President and Chief Executive Officer	2013	340,000	1,141,137	240,975	51,684	(3)	1,773,796
	2012	340,000	1,282,701	—	154,572	(4)	1,777,273
	2011	297,500	2,024,430	100,706	11,890	(5)	2,434,526

Anthony Folger, Chief Financial Officer	2013	279,102	852,828	155,501	14,513	(5)	1,301,943

Swami Kumaresan, Executive Vice President of Product and Engineering (7)	2013	260,000	242,795	89,996	6,250	(5)	596,042
	2012	260,000	403,139	—	6,250	(5)	667,450
	2011	231,667	539,848	80,565	5,231	(5)	857,311

Danielle Sheer, Vice President and General Counsel	2013	250,000	97,118	70,875	10,136	(5)	428,129
	2012	210,000	382,645	27,926	6,797	(5)	627,367
	2011	144,667	127,205	20,000	6,804	(5)	298,675

Peter Lamson, Senior Vice President of Sales and Marketing	2013	275,000	242,795	116,944	129,171	(6)	763,910
	2012	260,000	403,139	—	84,607	(7)	747,746
	2011	250,000	909,644	83,462	13,704	(5)	1,256,810

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Note that amounts reported in this column reflect the accounting cost for these stock option awards, and do not correspond to the actual economic value that may be received by the recipients of these stock option awards.
(2)	The amounts reported in this column represent cash bonuses paid by the Company.
(3)	The amount reported represents $41,058 in income from the exercise of non-qualified stock options and $10,626 in health care premiums paid by the Company.
(4)	The amount reported represents $144,270 in income from the exercise of non-qualified stock options and $10,302 in health care premiums paid by the Company.
(5)	The amount reported represents health care premiums paid by the Company.
(6)	The amount reported represents $114,658 in income from the exercise of non-qualified stock options and $14,513 in health care premiums paid by the Company.
(7)	The amount reported represents $75,000 related to a discretionary cash bonus and $9,607 in health care premiums paid by the Company.
(8)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

2013 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards made during the year ended December 31, 2013 to each of our named executive officers.

		Equity Incentive Plan Awards
Name	Non-Equity Incentive Plan Compensation ($)	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise Price of Option Awards ($/SH)	Grant Date Fair Value of Stock Option Awards ($) (2)
David Friend	—	1/31/2013	235,000	9.62	1,141,137
Anthony Folger	—	1/31/2013	175,000	9.62	852,828
Swami Kumaresan (3)	—	1/31/2013	50,000	9.62	242,795
Danielle Sheer	—	1/31/2013	20,000	9.62	97,118
Peter Lamson	—	1/31/2013	50,000	9.62	242,795

(1)	The vesting of each stock option granted in 2013 is set forth in the 2013 Outstanding Equity Awards at Fiscal Year-End Table below.
(2)	The amounts reported in this column represent the aggregate grant date fair value of stock option awards, calculated in accordance with FASB ASC Topic 718, except that no forfeiture assumptions were included. For a discussion of the assumptions made in the valuations reflected in this column, see Note 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. Note that amounts reported in this column reflect the accounting cost for these stock option awards, and do not correspond to the actual economic value that may be received by the recipients of these stock option awards.
(3)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows grants of stock options outstanding on December 31, 2013, the last day of our fiscal year, to each of our named executive officers.

Name	Date of Grant	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Expiration Date
David Friend	11/14/2009	11/14/2009	(1)	5,250	5,250	2.64	11/14/2019
	12/15/2011	12/15/2011	(3)	180,000	120,000	12.88	12/15/2021
	1/24/2012	1/24/2012	(1)	102,812	132,188	10.26	1/24/2022
	1/31/2013	1/31/2013	(1)	44,063	190,937	9.62	1/31/2023

Anthony Folger	1/31/2013	1/31/2013	(4)	—	175,000	9.62	1/31/2023

Swami Kumaresan (7)	11/14/2009	1/14/2009	(1)	37,500	—	2.64	11/14/2019
	11/14/2009	1/14/2009	(2)	14,062	4,688	2.64	11/14/2019
	11/14/2009	1/14/2009	(5)	11,601	—	2.64	11/14/2019
	12/15/2011	12/15/2011	(3)	48,000	32,000	12.88	12/15/2021
	1/24/2012	1/24/2012	(1)	21,875	28,125	10.26	1/24/2022
	10/17/2012	10/17/2012	(6)	40,000	—	6.63	10/17/2022
	1/31/2013	1/31/2013	(1)	9,375	40,625	9.62	1/31/2023

Danielle Sheer	9/10/2009	9/21/2009	(4)	10,313	—	1.31	9/10/2019
	10/20/2010	10/20/2010	(1)	3,750	1,250	5.15	10/20/2020
	8/16/2011	7/20/2011	(1)	2,813	2,187	10.00	7/20/2021
	12/15/2011	12/15/2011	(3)	9,000	6,000	12.88	12/15/2021
	1/24/2012	1/24/2012	(1)	6,563	8,437	10.26	1/24/2022
	7/27/2012	7/27/2012	(1)	15,625	34,375	9.02	7/27/2022
	10/17/2012	10/17/2012	(1)	5,000	15,000	6.63	10/17/2022
	1/31/2013	1/31/2013	(1)	3,750	16,250	9.62	1/31/2023

Peter Lamson	12/16/2010	1/03/2011	(4)	36,917	21,875	5.15	12/16/2020
	12/15/2011	12/15/2011	(3)	30,000	20,000	12.88	12/15/2021
	1/24/2012	1/24/2012	(1)	21,875	28,125	10.26	1/24/2022
	10/17/2012	10/17/2012	(6)	40,000	—	6.63	10/17/2022
	1/31/2013	1/31/2013	(1)	9,375	40,625	9.62	1/31/2023

(1)	These stock options vest as to the shares subject to the options in equal quarterly installments over four years commencing on the date of grant until all shares subject to the options are vested.
(2)	These stock options vest as to the shares subject to the options in equal quarterly installments over four years commencing on the 15th month anniversary of the date of grant until all shares subject to the options are vested.
(3)	These stock options vest over three years with 30% of the shares subject to the options vesting in equal quarterly installments over the first year following the date of grant, 30% of the shares subject to the options vesting in equal quarterly installments over the second year following the date of grant, and 40% of the shares subject to the options vesting in equal quarterly installments over the third year following the date of grant.
(4)	These stock options vest as to 25% the shares subject to the options on the first anniversary of vesting commencement date and as to the balance of the shares subject to the options in equal quarterly installments until all shares subject to the options are vested.
(5)	These stock options vest as to 100% of the shares subject to the options on the date of grant.
(6)	These stock options vest as to 100% of the shares subject to the options on the first anniversary of vesting commencement.
(7)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

2013 Options Exercised Table

The following table shows information regarding stock options that were exercised during the year ended December 31, 2013 by our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
David Friend	62,622	169,984
Anthony Folger	—	—
Swami Kumaresan (2)	50,626	683,815
Danielle Sheer	—	—
Peter Lamson	15,000	153,450

(1)	The aggregate dollar amount realized upon the exercise of the options represents the amount by which (x) the aggregate market price of the shares of our Common Stock on the date of exercise, exceeds (y) the aggregate exercise price of the applicable option.
(2)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during the year ended December 31, 2013.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during the year ended December 31, 2013.

Severance Provisions

In May 2011, we entered into a severance agreement with Mr. Friend, setting forth the terms and conditions of his severance. Pursuant to the severance agreement, Mr. Friend is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Friend is entitled to continued payment of his base salary for twelve months and an additional payment in an amount equal to twelve times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Pursuant to his option agreements, upon a change in control, Mr. Friend is also entitled to full vesting acceleration with respect to his unvested options if he is terminated without cause or if he is constructively terminated prior to the first anniversary of the change in control.

Offer Letter Agreements

In November 2012, we entered into an offer letter agreement with Mr. Folger setting forth the terms and conditions of his employment. The offer letter agreement provided for an annual base salary of $280,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Folger’s current base salary is $300,000. Pursuant to the offer letter agreement Mr. Folger is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Folger is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Folger is terminated by us without cause or if he is constructively terminated, Mr. Folger is entitled to full vesting acceleration with respect to his unvested options.

In October 2005, we entered into an offer letter agreement with Mr. Kumaresan, which was amended in September 2007, April 2011, and April 2012, setting forth the terms and conditions of his employment. The offer letter agreement provides for an annual base salary of $130,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Kumaresan’s current base salary is $267,800. Pursuant to the offer letter agreement, as amended, Mr. Kumaresan is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Kumaresan is entitled to continued payment of his base salary for six months and an additional payment in an amount equal to six times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Kumaresan is terminated by us without cause or if he is constructively terminated, Mr. Kumaresan is entitled to full vesting acceleration with respect to his unvested options. On April 12, 2014, in connection with his termination of employment, we granted Mr. Kumaresan the right to exercise his vested stock options for a period of two years following the effective date of termination.

In June 2012, we entered into an amended and restated offer letter agreement with Ms. Sheer setting forth the terms and conditions of her employment. The offer letter agreement provides for an annual base salary of $250,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Ms. Sheer’s current base salary is $257,500. Pursuant to the offer letter agreement, Ms. Sheer is entitled to receive severance benefits if her employment is terminated by us without cause at any time or if she is constructively terminated by us. In such an event, Ms. Sheer is entitled to continued payment of her base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for her during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Ms. Sheer is terminated by us without cause or if she is constructively terminated, Ms. Sheer is entitled to continued payment of her base salary for three additional months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for her during the month immediately prior to termination. Ms. Sheer is also entitled to full vesting acceleration with respect to her unvested options if she is terminated without cause or if she is constructively terminated prior to the first anniversary of a change in control.

In December 2010, we entered into an offer letter agreement with Mr. Lamson, which was amended in April 2011, setting forth the terms and conditions of his employment. The offer letter agreement provides for an annual base salary of $250,000, subject to increases and modifications as determined by our Board and its Compensation Committee. Mr. Lamson’s current base salary is $283,300. Pursuant to the offer letter agreement, as amended, Mr. Lamson is entitled to receive severance benefits if his employment is terminated by us without cause at any time or if he is constructively terminated by us. In such an event, Mr. Lamson is entitled to continued payment of his base salary for three months and an additional payment in an amount equal to three times our contribution amount for the monthly health insurance premium for him during the month immediately prior to termination. Further, if prior to the first anniversary of a change in control, Mr. Lamson is terminated by us without cause or if he is constructively terminated, Mr. Lamson is entitled to full vesting acceleration with respect to his unvested options.

Potential Payments Upon Termination, Upon a Change in Control, and Upon Termination Following a Change in Control

Potential Payments Upon Termination without a Change in Control

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers if his or her employment had been terminated by us without cause on December 31, 2013, as described above under “—Severance Provisions” and “—Offer Letter Agreements.”

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
David Friend	340,000	—	10,626	350,626
Anthony Folger	139,551	—	7,256	146,808
Swami Kumaresan (1)	130,000	—	3,125	133,125
Danielle Sheer	62,500	—	2,534	65,304
Peter Lamson	68,750	—	3,628	72,378

(1)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

Potential Payments Upon a Change in Control without Termination

None of our named executive officers would have received payments or benefits had a change in control of our company been consummated on December 31, 2013.

Potential Payments Upon Termination following a Change in Control

The following table sets forth quantitative estimates of the payments and benefits that would have accrued to each of our named executive officers pursuant to the severance agreements and offer letter agreements described above under “—Severance Provisions” and “—Offer Letter Agreements” and pursuant to stock option agreements if his or her employment had been terminated by us without cause or if he or she experienced a constructive termination within 12 months after a change in control of our company consummated on December 31, 2013.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($) (1)	Value of Continued Health Care Coverage Premiums ($)	Total ($)
David Friend	340,000	677,753	10,626	1,028,380
Anthony Folger	139,551	386,750	7,256	533,558
Swami Kumaresan (2)	130,000	177,020	3,125	310,145
Danielle Sheer	62,500	236,105	2,534	301,139
Peter Lamson	68,750	280,063	3,628	352,441

(1)	The amounts were calculated based on the aggregate amount by which the fair market value of our Common Stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2013, using $11.83 per share, the closing market price of our Common Stock as of December 31, 2013.
(2)	Mr. Kumaresan’s employment with us will terminate effective July 31, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2013 with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders (1)(2)	3,319,096	9.97	565,090
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	3,319,096	9.97	565,090

(1)	Includes the 2005 Stock Incentive Plan and the 2011 Equity Award Plan.
(2)	The 2011 Equity Award Plan contains an “evergreen” provision, pursuant to which the number of shares of Common Stock initially reserved for issuance or transfer pursuant to awards under the 2011 Equity Award Plan will be increased on the first day of each calendar year beginning in 2012 and ending in 2021, equal to the least of (A) 1,500,000 shares of Common Stock, (B) four percent (4%) of the shares of Common Stock outstanding (on an as-converted basis) on the last day of the immediately preceding calendar year, and (C) such smaller number of shares of Common Stock as determined by our Board.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Carbonite, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Todd Krasnow, Chair

Pravin Vazirani

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Carbonite, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://investor.carbonite.com/governance.cfm. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Carbonite’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2013.

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”) . In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rules 3524, 3525, and 3526 of the PCAOB. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee recommended to our Board that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee

Charles Kane, Chair

Timothy Clifford

Todd Krasnow

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

Investors’ Rights Agreement

We are party to an investors’ rights agreement which provides that certain holders of our Common Stock have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. We obtained a waiver of the provisions of this investors’ rights agreement in connection with the filing of our registration statement on Form S-3 in November 2013.

Indemnification Agreement

We have entered into indemnification agreements with each of directors and executive officers which provide, among other things, that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director or executive officer, and otherwise to the fullest extent permitted under Delaware law and our By-Laws.

Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is administered by our Audit Committee and covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $50,000 and a related person had or will have a direct or indirect material interest. While the policy covers related person transactions in which the amount involved exceeds $50,000, the policy states that related person transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act of 1933, as amended (the “Securities Act”), Exchange Act, and related rules. Our Board set the $50,000 threshold for approval of related person transactions in the policy at an amount lower than that which is required to be disclosed under the Securities Act, Exchange Act, and related rules because we believe that it is appropriate for our Audit Committee to review transactions or potential transactions in which the amount involved exceeds $50,000, as opposed to $120,000. Pursuant to this policy, our Audit Committee will (i) review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto, and will update the Audit Committee as to any material changes to any related person transaction. All related person transactions may only be consummated if our Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been exempted from this policy. These exempted transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only (a) from his or her position as a director of another entity that is party to the transaction, (b) from an equity interest of less than 5% in another entity that is party to the transaction, or (c) from a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis. No director may participate in the approval of a related person transaction for which he or she is a related party.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements, annual reports, and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the applicable document(s) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Carbonite stockholders may be “householding” our proxy materials. A single Proxy Statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement, Annual Report, and/or Notice you may (1) notify your broker, (2) direct your written request to: Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115 or (3) contact our Investor Relations department by telephone at (617) 587-1102. Stockholders who currently receive multiple copies of the Proxy Statement and/or Notice at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Annual Report, Proxy Statement, and/or Notice to a stockholder at a shared address to which a single copy of the document(s) was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2013 annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2013 (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that choose to receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2013 annual report to stockholders at www.voteproxy.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2013 annual report to stockholders and Annual Report of Form 10-K may also be directed to Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115.

We have filed our Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Carbonite stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Carbonite, Inc., 177 Huntington Avenue, Boston, Massachusetts 02115.

By Order of the Board of Directors,

Danielle Sheer

General Counsel, Vice President, and Secretary

April 15, 2014

VOTE BY INTERNET - www.proxyvote.com
CARBONITE, INC. 177 HUNTINGTON AVENUE BOSTON, MA 02115

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73179-P50198                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

CARBONITE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	David Friend
	02)	Todd Krasnow				.
	03)	Jeffry Flowers
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as Carbonite, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐

3.	To approve, on an advisory basis, the compensation of Carbonite, Inc.’s named executive officers.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M73180-P50198

CARBONITE, INC.

Annual Meeting of Stockholders

June 2, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Friend and Danielle Sheer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CARBONITE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on June 2, 2014 at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side